Capital Advisors, Inc.

Code of Ethics

Revised June 2015
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Table of Contents

Section 1: Scope	4
Relevant Exhibits	4
Persons Covered by the Code	4
Securities Covered by the Code	5
Accounts Covered by the Code	5
Indirect Interest or Control	5
Beneficial Interest or Control - Trusts	6
Personal Trading Limitations	6
Section 2: Statement of General Principles	6
Relevant Exhibits	6
Code of Conduct	7
Conflicts of Interest	7
Compliance with Legal and Regulatory Requirements	7
Confidentiality	7
Section 3: Insider Trading	8
Relevant Exhibits	8
Material Nonpublic Information	9
Disclosure of Material Nonpublic Information	9
Contacts with Public Companies	10
Violations	10
Covered Person Procedures	10
Section 4: Personal Securities Reporting	11
Relevant Exhibits	11
Procedures for Initial and Annual Reporting of Personal Securities Holdings	11
Procedures for Quarterly Reporting of Personal Securities Transactions	11
Reporting	12
Pre–clearance Policy	12
Exceptions to Reporting	12
Compliance Procedures	12
Section 5: Outside Business Activities, Policy and Reporting	13
Relevant Exhibits	13
Outside Business Activities	13
Preapproval	13
Executor/Trustee	13
Procedures	13
Section 6: Gifts and Entertainment Policy	14
Relevant Exhibits	14
Gifts and Entertainment	14
Section 7: Social Media and Networking Policy	14
Relevant Exhibits	14
Policy	14
Procedures	17
Section 8: Political Contributions Policy and Reporting	17
Relevant Exhibits	17
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Background	17
Policy	17
Procedures for Reporting Political Activity by Covered Persons	19
Compliance Procedures	20
Definitions	20
Section 9: Code of Ethics Acknowledgements	22
Relevant Exhibits	22
Procedures	23
Section 10: Form ADV Disclosure	23
Relevant Exhibits	23
Section 11: Violations and Sanctions	23
Relevant Exhibits	23
Reports of Violations	23
Sanctions	23
Section 12: Compliance Oversight	24
Relevant Exhibits	24
Section 13: Recordkeeping	24
Relevant Exhibits	24
Exhibits	26
Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire	27
Exhibit B – Quarterly Code of Ethics Reports	35
Exhibit C – Pre–Clearance Request Form	37
Exhibit D – Outside Business Pre-Approval Form	38
Exhibit E – Political Contribution / Pre-Approval Request	39
Exhibit F – Advisers Series Trust Code of Ethics	43
Exhibit G – Definitions	56
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Code of Ethics

The Investment Advisers Act of 1940 (Advisers Act) requires all Securities and Exchange Commission (SEC) registered investment advisers to adopt Codes of Ethics.

This Code of Ethics has been adopted by Capital Advisors, Inc. and sets forth standards of business conduct and requires compliance with federal securities laws. In addition, the Code of Ethics addresses personal securities trading and requires reporting of personal holdings and securities transactions of certain employees.

The Firm’s person named below is responsible for compliance with all regulatory jurisdictions’ rules and regulations, (which includes the administration of this Code), the Firm’s internal policies and procedures, and the overall supervision of Covered Persons.

Debra L. Konieczny
Chief Compliance Officer
2200 South Utica Place
Tulsa, Oklahoma
74114

Phone: 918.599.0045
debrak@capitaladv.com

Capital Advisors, Inc. is the investment advisor to Capital Advisors Growth Fund and the C Tactical Dynamic fund, both a registered investment companies, under the Advisors Series Trust. Advisors Series Trust has a Code of Ethics that Capital Advisors, Inc. employees must follow.  The Advisors Series Trust Code is Exhibit F in this Code.
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Section 1: Scope

Relevant Exhibits

None

Persons Covered by the Code

The Code applies to Covered Persons, as defined below.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements. Access Persons are defined as any of the Firm’s Supervised Persons:

1.	Who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund the Firm or its control affiliates manage; or

2.	Who are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

The Firm’s directors are presumed to be Access Persons. However, certain directors of the Firm may not be considered Access Persons if they do not otherwise fall under the definition of an Access Person.

We purposefully include in the list of Access Persons retained as part of Books and Records, all parties whom might be identified by regulations as Access Persons. We have designated in our Access Persons list those Advisory Directors whom we have noted do not have access to nonpublic information regarding any clients’ purchases etc as noted in items 1 and 2 above. Our Access Persons list also includes all employees as well as three IA licensed individuals who have contractual agreements with Capital Advisors, Inc., yet would not be named as employees.

NOTE: All covered Persons are Index Personnel, defined as employees of the advisor who have responsibilities for:

1.	The development of the TacticalShares Index (Index) methodology,
2.	Changes to the Index methodology, and
3.	Overseeing the work of the calculation agent, particularly with respect to the periodic Index reconstitutions and review of:
a.	Securities that were added to the Index (or whose weightings were increased),
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b.	Securities on the “bench” that could be added in the future (or have their weightings increased),
c.	Securities removed from the Index (or whose weightings were decreased), and
d.	Securities on the “watch” list that could be removed from the Index (or have their weightings decreased) in the future.

The Firm has elected to subject all covered persons to the provisions of this Code.

Securities Covered by the Code

A Covered Security includes any instrument that is considered a Security under the Advisers Act except the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Firm or its affiliates;

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates; and

6.	Shares of any security held in college savings plans (529 Plans).

The Firm requires that all ETF’s be reported.

Accounts Covered by the Code

The Code applies to Accounts over which the Covered Person has direct or indirect beneficial interest or control. The Firm’s Code requires a Covered Person to submit reports on all Covered Securities in all Covered Accounts.

Covered Persons have an interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

Indirect Interest or Control

The following are examples of indirect interest or control of securities:

●	Securities held by members of Covered Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
●	Covered Persons’ interests as a general partner in securities held by a general or limited partnership; and
●	Covered Persons’ interests as a manager/member in the securities held by a limited liability company.
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Covered Persons have no indirect interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

Beneficial Interest or Control - Trusts

The following are examples of beneficial interest in securities held by a trust:

●	Ownership of securities as a trustee where either the Covered Person or members of the Covered Persons’ immediate family have a vested interest in the principal or income of the trust; and
●	Ownership of a vested beneficial interest in a trust

Personal Trading Limitations

1.	No Covered Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

a.	is being considered for purchase or sale by a Fund managed by the Firm (Fund); or

b.	is in the process of being purchased or sold by a Fund (except that a Covered Person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization).

2.	No Covered Person may trade ahead of a Fund -- a practice known as “frontrunning.”

3.	Covered Persons are expressly prohibited from sharing information regarding changes in the methodology or in the composition of the Index with the general public.

4.	Covered Persons are prohibited from personal trading in all securities that are included in the universe of eligible securities for each Index for a period of seven days before and seven days after a reconstitution of the Index.

Section 2: Statement of General Principles

Relevant Exhibits

None

The Firm is dedicated to providing effective and proper services to its clients and depends upon a high level of public and client confidence for its success.  That  confidence  can be maintained only if the Firm’s Covered Persons maintain the highest standards of ethical behavior in the performance of their duties.
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Covered Persons must:

1.	Place interests of clients first, and must scrupulously avoid serving their own interests ahead of those of clients when making any decision relating to personal investments;

2.	Not take inappropriate advantage of their positions;

3.	Keep information concerning clients investments confidential; and

4.	Always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Covered Persons whether or not such conduct is covered by specific procedures.

Code of Conduct

The Advisers Act requires the Firm’s Code of Ethics to set forth a  standard  of business conduct required of all Covered Persons. The Firm’s Code of Conduct is designed to reflect the Firm’s commitment to ethical conduct as set forth in this Statement of General Principles, Section 2. Supplemental to the Firm’s Code of Ethics we acknowledge and adhere to the Advisors Series Trust standards of Code of Conduct, Insider Trading Policy and Privacy Policy in respect to the Funds’ portfolios and or trading activities.

Conflicts of Interest

The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients. When a potential conflict of interest arises, the Firm and Covered Persons must recognize that the client has a prior right to the benefits of the Firm’s judgment over the Covered Person or any members of the Covered Person’s family whom he or she may advise. Inevitably, this policy places some restriction on freedom of investment for Covered Persons and their families.

No officer or employee of the Firm shall derive any personal profit or gain, directly or indirectly, by reason of his or her relations ship with another employee, prospect or client of the Firm. Each individual shall disclose o the CCO any personal interest which he or she may have in any matter pending before the Firm and shall refrain from any decision on such matter.

Any officer and or employee shall identify his or her affiliation with such clients, prospects or agency; further, in connection with any committee or board specifically associated to the client or prospect.by completing an Outside Business Activity form and submitting to the CCO for review. The CCO may review such matters according to sensitivity to the Executive Committee.

Compliance with Legal and Regulatory Requirements

Covered Persons must comply with applicable federal securities laws and other federal laws.

Confidentiality

The Firm requires Covered Persons to keep all information about clients, both individuals and institutions, in strict confidence, including the client’s identity (unless the client consents), the client’s investment objectives and policies, the client’s securities holdings, and investment strategies implemented on behalf of the client.
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The Firm prohibits Covered Persons from disclosing nonpublic information concerning clients or securities transactions to Covered Persons within the Firm or with affiliates of the Firm, except as necessary to carry out their responsibilities or for other legitimate business purposes.

Employees receive during new-hire orientation and annually during a mandatory compliance meeting, copies and training of our Written Security Plan, Red Flag Identity Theft Policies and Procedures and Cyber Security Plan addressing these issues. These policies are incorporated in our Compliance Manual

Whistleblower Provisions

The definition of “Whistleblower as provided by Rule 21F-2(a) identifies and individual who, alone or jointly with others, provides information to the SEC relating to a potential violation of the federal securities laws that has occurred, is ongoing, or is about to occur.

The Securities Exchange Act Rule 21F-3(a) allows the SEC to pay awards based on the following specific criteria. The CCO will provide additional information upon request.

The Firm’s Whistleblower Policy requires Supervised Persons to report any violations of the code promptly to the CCO or, provided the CCO also receives such reports, to any Executive Officer of the Firm.

1.	Employees are required to self-report violations.

2.	Our firm has an open door policy to encourage such reporting and have taken steps to prevent any unwarranted actions and/or retaliation against reporting employees.

Section 3: Insider Trading

Relevant Exhibits

None

The Firm’s Insider Trading Policy is that no Covered Person may engage in what is commonly known as Insider Trading. This policy also applies to the Capital Advisors Growth Fund and the C-Tactical Dynamic Fund (collectively “the Funds”).  Specifically, the Firm prohibits:

1.	Trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or

2.	Communicating material nonpublic information to others in violation of the law.

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Insider Trading

“Insider trading” is trading either personally or on behalf of others, while in possession of material, nonpublic information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or the disclosure of omitted facts would have been viewed by a reasonable investor as having significantly altered the total mix of information available. Some types of insider trading can include:

a.	Front running. Where an individual purchases at a lower price or sells at a higher price before (1) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (2) issuance or change in an investment adviser’s securities recommendation to purchase or sell a security while in possession of material nonpublic information.
b.	Misappropriation of investment opportunity. Where an individual takes advantage of a unique purchase or sale opportunity based on material nonpublic information known to the employee that should have been either disclosed to the market or not used to the detriment of a client.
c.	Tipping. Communication of material nonpublic information to others.
d.	Recommendation of purchase or sale of a security on the basis of material nonpublic information.
e.	Assisting others in the above activities.

Material Nonpublic Information

“Material” information is any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as:
●	dividend increases or decreases;
●	earnings estimates;
●	changes in previously released earnings estimates;
●	significant new products or discoveries;
●	developments regarding major litigation by or against the company;
●	liquidity or solvency problems;
●	significant merger or acquisition proposals; or
●	similar major events which would be viewed as having materially altered the information available to the public regarding the Firm or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

“Nonpublic” information is information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

Disclosure of Material Nonpublic Information

No Covered Person associated with the Firm shall disclose material nonpublic information about a company or about the market for such that company’s securities: (a) to any person except  to  the  extent  necessary  to  carry  out  the  legitimate  business  obligations  of    the investment adviser, or (b) in circumstances in which the information is likely to be used for unlawful trading.

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Contacts with Public Companies

Contacts with public companies may represent an important part of the Firm’s research, investment and client service efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Covered Person of the Firm becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. Covered Persons must contact the CCO or delegate thereof immediately if you believe that you may have received material, nonpublic information.

Violations

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties, and exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any Covered Person will constitute grounds for immediate dismissal.

Covered Person Procedures

Covered Persons must:

1.	Consult the CCO when a question(s) arises regarding Insider Trading or when the employee suspects a potential Insider Trading violation;

2.	Advise the CCO of all outside activities, directorships or material ownership in a public company (over 5%);

3.	Maintain awareness, reports and monitor clients who are shareholders, directors, or senior officers of public companies;

4.	Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and

5.	Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.

6.	Upon receipt of information obtained by the CCO an incident of potential incidents of insider trading, the CCO will escalate the nature of the incident to Executive Committee. Depending on sensitivity of information the CCO may choose to escalate information to the Firm’s outside legal counsel as an alternative.
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Section 4: Personal Securities Reporting

Relevant Exhibits

Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire
Exhibit B – Quarterly Code of Ethics Reports
Exhibit C – Pre-Clearance Request Form

The Adviser’s Act requires initial and annual reporting of personal security holdings and reports of personal securities transactions as well as preclearance or prohibition on certain transactions.

Procedures for Initial and Annual Reporting of Personal Securities Holdings

Initial

The report must be made within 10 calendar days of becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person.

Annual

The report must be made within 45 calendar days of calendar year end - by February 14th of each year. The information must be current as of a date no more than 45 days prior to December 31st of the previous year.

Content

The Initial and Annual holdings reports must include:

1.
Title and exchange, ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Covered Person has any direct or indirect beneficial ownership; and

2.	Name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit.

Procedures for Quarterly Reporting of Personal Securities Transactions

Quarterly Personal Security Transaction Reports

The report must be made within 30 calendar days after the end of each calendar quarter. The report must contain the following information:

1.	Date and title of the transaction and the exchange, ticker symbol or CUSIP number;

2.	Interest rate and maturity date (if applicable);

3.	Number of shares and the principal amount of each Covered Security involved;

4.	Nature of the transaction (purchase, sale or any other type of acquisition or disposition);

5.	Price of the Covered Security at which the transaction was effected; and
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6.	Name of the broker, dealer or bank with or through which the transaction was effected.

Reporting

All Covered Persons are required to report Initial and Annual holdings using the Initial/Annual Compliance Report. Account statements from financial institutions may be attached to the Report rather than duplicating information on the Report. The CCO submits reports to the CEO.

Pre–clearance Policy

All Covered Persons are required to pre–clear all transactions in Covered Securities using the Firm’s Pre–Clearance Request Form. The Pre-Clearance Request is submitted to the COO and copied to the CCO. The CCO submits pre-clearance to the COO. The pre-clearance forms are used as part of our ongoing review of employee’s brokerage account activity and verified to have been submitted for each trade executed. We retain a master log of all accounts of associated persons. We recognize that there are employees who participate in our managed strategies. These transactions participate as part of block trading for the strategies. As such, these transactions are not in the control of the employee so no Pre-clearance form would be expected, required or maintained.

Exceptions to Reporting

The Firm’s Code does not require a Covered Person to submit:

1.	A quarterly transaction report if the report duplicates information contained in confirmations or account statements received by the CCO as long as such information is received no later than thirty days after the end of the calendar quarter; and

2.	Reports of transactions effected pursuant to an automatic investment plan.

Compliance Procedures

Quarterly

The CCO is responsible for reviewing and monitoring personal securities transactions of Covered Persons of the Firm: Personal Security transactions of the CCO are reviewed by the CEO.

1.	Comparing the list of Covered Persons against the Quarterly Personal Securities Transaction Reports collected each quarter to assure reporting compliance.

2.	Reviewing all personal securities transactions of Covered Persons at least quarterly for trading abuses and will compare to other Firm documents as necessary to assure that trading is in compliance with Firm requirements.

Annually

1.	Comparing the list of Covered Persons against the Annual Personal Securities Holdings Reports collected to assure reporting compliance.

2.
The Annual Personal Securities Holdings reports should be compared to a sample of Personal Quarterly Securities Transaction Reports and/or statements from financial institutions holding the accounts to assure the Covered Person is reporting personal securities transactions as required.

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Section 5: Outside Business Activities, Policy and Reporting

Relevant Exhibits

Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire
Exhibit D – Outside Business Pre-Approval Form

Outside Business Activities

The Firm’s Covered Persons may not participate in Outside Business Activities that may have a negative impact on the performance of their job, conflict with their obligations to the Firm, or otherwise reflect adversely upon the Firm’s business, image or reputation.

In addition, as in business activities, Covered Persons’ personal activities must be undertaken with the utmost integrity. This principle extends to how Covered Persons conducts personal financial and tax affairs, and requires conduct is in a manner that does not adversely impact the business, image or reputation of the Firm or otherwise reflect adversely upon the Firm’s business, image or reputation.

Preapproval

The Firm requires that Covered Persons obtain pre-approval for all Outside Business Activities including acting as either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise.

The Firm does not require Covered Persons to pre-approve non-investment related activity that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt. However, Covered Persons normally submit an OBA form to compliance for review and acknowledgement for any Outside Business Activity whether business or non-investment-related.

If the Outside Business Activities could pose a real or perceived conflict of interest with Firm clients, or interfere with the Covered Person’s responsibilities to the Firm, the CCO may prohibit such activity.

Executor/Trustee

In addition, Covered Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the CCO unless such position is for a family member.

Procedures

All Covered Persons are required to complete:

1.	Outside Business Activities Pre-Approval Form(s), as applicable;
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2.	Annual Outside Business Activities Disclosure form; and

3.	If any employee is currently engaged in any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise, it must also be disclosed on the individual’s Form U-4 via the IARD system.

Section 6: Gifts and Entertainment Policy

Relevant Exhibits

None

Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s Covered Persons should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could influence a Covered Person in such a way as to impede his or her independence when making decisions on behalf of the Firm or its clients. Similarly, offering gifts that are of greater than nominal value may put the client in an awkward position and create the sense that the Firm is trying to buy their business.

Covered Persons are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. Extravagant entertainment is strictly prohibited - whether from or to a client, prospective client or other person or entity with which the Firm conducts business.

Covered persons are required to report the receipt of any gift which may have the appearance of more than a nominal value or a potential conflict of interest to the CCO.

Section 7: Social Media and Networking Policy

Relevant Exhibits

Social Media Plan – Compliance Manual

Policy

The use of social networks and social media (collectively “social networks”) such as Facebook, MySpace, Twitter, LinkedIn, YouTube, etc., blogs, or other forms of online publishing or discussion) is widespread for both work and personal purposes. Employees who choose to create or participate in a social network must do so without interfering with the employees’ primary job responsibilities.
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While social networks can foster connections between colleagues, employees, and friends, and allow the sharing of information quickly, the information posted to social networking sites is in the public domain and may reflect on the Firm’s business. This is a real possibility especially in an age where people regularly use search engines to find information about business contacts.

Employees are expressly prohibited from using any social media other than LinkedIn for professional purposes. Employees must network or “Link” to the Chief Compliance Officer for monitoring purposes.

The Firm participates in selected social media networks. The Firm maintains a static Facebook and Linked In webpage. We participate in Twitter. We provide static information to Market76, a website service exclusive to Investment Professionals only. The Firm has formed a Social Media Committee which meets at least semiannually. Compliance monitors the use of Social Media websites and the content provided through them.

Employees who participate in social networking must adhere to the following guidelines relative to any communications related to the Firm or to any Firm personnel.

Personal vs. Business Use

1.	In general, employees must keep personal social media activity distinct and separate from professional networking activity, and communication with purely social media sites should be conducted from personal email accounts only.

2.	Any email sent or received on professional social media sites must be copied to the employee’s Firm email account.

3.	Employees are personally responsible for what they post. Postings are public and will be available for a long time even if an employee tries to modify it or remove it later. The Firm disclaims any responsibility or liability for any other errors, omissions, loss or damages claimed or incurred due to any employee posting.

4.	Employees are required to identify themselves when relevant and when publishing something about the Firm, the work they do or any subjects associated with the Firm use a disclaimer that the views expressed are exclusively their own. The disclaimer could say something like the following: “The views I express on this site are my own and do not represent those of the Firm”.

5.	Employees must ensure that the choice of words used does not suggest that the employee is representing the Firm’s official position, unless the employee has been authorized to do so. For example, postings should be written in the first person (“I” rather “we”). Managers and executives of the Firm must take special care when posting due to the nature of their positions; their personal postings may be interpreted as views and opinions of the Firm even with standard disclosure language in place.
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Testimonials

Federal securities laws prohibit advertising (which includes social media) that: refers to any testimonial concerning the adviser or any advice, analysis, report, or other service rendered by such adviser or any statement of a client’s experience or an endorsement by a client. The following guidelines must be followed to avoid testimonials:

1.	Preventing “online friends” to post comments or recommendations to an employee’s social network, which may include the comments/recommendations of current and former Firm employees.

2.	Not writing recommendations or referrals for friends/associates. Employees are not to write any recommendations for others as it could create a potential liability situation. Requests for referrals should be directed to the President of the Firm.

3.	Restricting (where possible) the ability of others to post recommendations and should delete any recommendations received from others (where it is not possible to restrict).

4.	Not providing a link to the Firm website or disclosure of the Firm’s website on the social networking site, (excluding LinkedIn).

Privacy and Violations of Other Firm Policies

1.	Employees are prohibited from using, disclosing, or posting Firm or client confidential, proprietary and non-public information, or any documents related to the Firm, its clients, and known clients. Also, employees should not comment on the Firm’s confidential and financial information such as future business performance, business plans, or prospects. Disclosing such information may subject the employee or the Firm to liability for insider trading or other violations of securities laws.

2.	Employees must not engage in any communication that violates the Firm’s policy prohibiting sexual and other unlawful harassment, the Firm’s conduct rules. The Firm expects its employees to be courteous and respectful towards supervisors, coworkers, clients, and other persons associated with the Firm. Do not engage in any personal attacks on such individuals.

3.	Employees are responsible for maintaining the security of passwords used to access social networking sites. Employees should not use the same password to access an external social media site that is used for internal company purposes, and should not give out passwords.

4.	Employees must use caution about reposting information from other sites and should respect all copyright trademark, privacy, fair-use, financial disclosures and other laws. In accessing or using social networking employees must comply with the legal terms of code of conduct governing such sites.

Use of Firm Name and Representations

Employees are prohibited from divulging the Firm’s name or their position on social networks except for approved professional networking sites (e.g. LinkedIn). Furthermore, if an employee elects to use the Firm’s name on LinkedIn and identifies themselves as a Firm employee they must refrain from any disclosures that may harm the Firm or misrepresent their job title or position, or post other negative comments.
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Use of Email

Employees are prohibited from using the email function on any social networking site when communicating information that would be required to be retained under federal securities laws, which include all communications with clients as well as communications about client trades and client portfolios. In the event that an employee must use email to communicate, (for example, during a business continuity event) employee must send a copy of the email message to their Firm’s email address so the record will be retained as required.

Firm Access

The Firm retains the right to monitor all files and messages stored on and transmitted through Firm computers, so employees have no reasonable expectation of privacy on social network sites accessed through Firm computers, even if a private account is used.

Procedures

The CCO will conduct audits to monitor participation in social media and the use of the guidelines listed above. The Firm reserves the right to determine whether particular conduct violates any part of this policy or is otherwise inappropriate. Violation may result in discipline, up to and including an unpaid suspension and/or immediate termination.

Section 8: Political Contributions Policy and Reporting

Relevant Exhibits

Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire
Exhibit E – Political Contribution Pre-Approval Request

Background

SEC regulations require that Investment Advisers collect reports on personal political contributions.

Policy

While the Firm does not currently have state and local government entities as clients, the Firm may choose to solicit this type of business in the future. Therefore, the Firm’s Policy on Political Contributions is as follows:

•	Prohibits the Firm from being compensated for investment advisory services provided to a state or local government entity for two years if Covered Persons of the Firm make political Contributions to certain officials of that government entity in excess of certain de minim is levels;
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•	Requires Covered Persons to obtain pre-approval of Contributions to any state candidate, local candidate or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution.
a.	The following Contributions to any state candidate, local candidate or official will automatically be preapproved:

▪	The Covered Person is entitled to vote for such candidate and the Contribution(s) do not exceed $350 per election; or
▪	The Covered Person is not entitled to vote for the candidate and the Contribution(s) do not exceed $150 per election.
•	Prohibits Covered Person from holding a public office if it in any way conflicts with the Firm’s business;
•	Prohibits solicitation or coordination of political Contributions to such officials or certain state or local party committees;
•	Prohibits Covered Persons from establishing, controlling contributing to, or otherwise being involved with a Political Action Committee (PAC) other than a Federal PAC established by the Firm, without receiving preapproval from the CCO;
•	Requires Covered Persons to notify the CCO immediately of any Investment Advisory Services Business with a Government Entity of which they are aware. This includes not just public pension funds but also where one or more of the Firm’s mutual funds (as applicable) are an option in a government-sponsored plan. Moreover, to the extent any Covered Person works with an approved third-party or affiliate to place such Investment Advisory Services Business, the Covered Person must make arrangements for that third-party or affiliate to provide such information on Government Entities;
•	Requires Covered Persons to notify the CCO whenever they are aware that the Firm has ceased to provide Investment Advisory Services to a Government Entity; and
•	Requires the Firm to maintain books and records relating to state and local government entity clients, political Contributions, use of placement agents, and information relating to Covered Persons.

Indirect Contributions

Covered Persons are prohibited from performing any act which would result in a violation of this Policy, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including the Firm’s affiliates, placement agents, or third-party PACs, as “conduits” to circumvent this Policy.

Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Covered Person are considered to be made by that Covered Person for purposes of this Policy. Because of the potential impact on the Firm’s business, this Policy prohibits Covered Persons from circumventing this Policy in such manner or any other manner.
19 | Code of Ethics

Notwithstanding this Policy, it is never permitted for the Firm and its Covered Persons, consultants or affiliates to make, or direct or solicit any other person to make, any political Contribution (except as noted above) or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business.

Procedures for Reporting Political Activity by Covered Persons

Initial Reporting for New and Current Covered Persons

1.	New Covered Persons: Because Contributions made within two years prior to becoming a Covered Person may trigger a ban on receiving compensation for Investment Advisory Services Business, the CCO will review each individual’s prior Contributions before allowing him or her to become a Covered Person.

2.	Current Covered Persons: At the adoption of this Code, all Covered Persons will disclose Contributions made in the past 2 years.

Pre-Approval of Personal Contributions, Coordination and Solicitation of Contributions, and Fundraising

1.	Contributions: All Covered Persons are required to obtain approval from the CCO prior to making any Contribution of any value to any state candidate, local candidate and official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution. The Pay-to-Play rules may at times seem confusing. The Firm encourages the submission of pre-approval forms for all political contributions for open discussion and review of current regulations.

The CCO will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of Rule 206(4)-5 and other Firm policies. Covered Persons will be notified in writing of the CCO’s final determination.

2.	Coordinating or Soliciting Contributions, or Political Fundraising: All Covered Persons must obtain approval from the CCO prior to coordinating or soliciting Contributions, or engaging in any other political fundraising. Covered Persons must request approval for such activities. Soliciting or coordinating Contributions, or political fundraising, may even include, for example, merely having one’s name appear in the letterhead or any other portion of a fundraising letter.

Contributions by Covered Persons and Volunteering for a Campaign

All Contributions made to any state candidate, local candidate or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution by Covered Persons, including but not limited to in-kind Contributions, must be pre-cleared. Covered Persons must obtain pre-approval to provide their services on a voluntary basis to political campaigns party committees or PACS.
20 | Code of Ethics

Covered Persons must also keep the following in mind:

1.	To the extent they incur expenses from personal resources (e.g., hosting a reception) or utilize Firm resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind Contribution either by the individual or the Firm, requiring pre-approval or subject to a ban as described above.

2.	No Covered Persons may undertake any political activity:

a.	using the Firm’s name;

b.	during working hours;

c.	on the Firm’s premises; and/or

d.	with the use of any Firm equipment, property, funds or personnel without obtaining pre-approval.

Nothing herein shall affect any Covered Person’s ability to work on matters related to the operation of any Federal PAC established by the Firm.

Quarterly Reporting

At the end of each calendar quarter, the CCO will distribute to all Covered Persons a Quarterly Political Contributions Certification form. This form is intended to capture information regarding any Contribution made by each such Covered Person during that calendar quarter.

Covered Persons must return the forms either:

1.	acknowledging that no Contributions were made; or

2.	disclosing all Contributions made to any state candidate, local candidate or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution, including Contributions for which the Covered Person received pre-clearance.

In order to protect the privacy of Covered Persons, the records shall be treated as confidential and may only be reviewed by person(s) with a “need to know” or for purposes of making necessary disclosures to the SEC, if required.

Compliance Procedures

The CCO is responsible for reviewing and monitoring Contributions made by Covered Persons.

Definitions

1.	Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

a.	The purpose of influencing any election for federal, state or local office;
21 | Code of Ethics

b.	The payment of debt incurred in connection with any such election; or

c.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes: monetary Contributions; and in-kind Contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association).

Volunteer services provided to a campaign by Covered Persons on their own personal time are not treated as Contributions. However, all volunteer activities on behalf of a candidate or a campaign must be pre-cleared by the CCO. See “Contributions by Covered Persons and Volunteering for a Campaign,”

2.	Covered Person means any of the following:

a.	All Covered Persons of the Firm;

b.	Solicitors for the Firm; and

c.	Any Political Action Committee (PAC) controlled by any person identified above, and any federal PAC established by the Firm.

3.	Solicit a Government Entity for Investment Advisory Services Business means a direct or indirect communication with a state or local Government Entity (as defined below) for the purpose of obtaining or retaining Investment Advisory Services Business, (as defined below). The following are examples of when such solicitation could result:

a.	Leading, participating in or merely being present at a sales/solicitation meeting with a state or local Government Entity, such as a government pension plan or general fund;

b.	Otherwise holding oneself out as part of the investment advisory services sales/solicitation effort with a state or local Government Entity;

c.	Signing a submission to a “Request for Proposal” in connection with Investment Advisory Services business with a state or local Government entity;

d.	Receiving a finder’s fee for helping the Firm to obtain or retain Investment Advisory Services business with a state or local Government Entity; and

e.	Making introductions between state or local government officials and one or more of the Firm’s Covered Persons.

The list above is not exhaustive, but merely illustrates the types of activities that could result in designation as a Covered Person on the basis of “solicitation.”

4.	Government Entity means any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).
22 | Code of Ethics

5.	Investment Advisory Services Business - The types of business subject to SEC Rule 206(4)-5 include:

a.	Providing investment advisory services directly to a state or local government entity, such as a separate managed account, cash management accounts, or certain discretionary brokerage accounts;

b.	Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

a)	Investment pools/funds that are registered with the SEC (such as mutual funds) that is offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a Government Entity merely investing in the registered pool is NOT covered.

b)	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

6.	Coordinating Contributions means bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

7.	Soliciting Contributions means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

Section 9: Code of Ethics Acknowledgements

Relevant Exhibits

Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire

All Covered Persons will receive a copy of this Code and will be required to submit to the CCO written acknowledgement of receipt. Written acknowledgements must be submitted on the Initial/Annual Compliance Report:

1.	Initially, when the Code is placed in service;

2.	Initially, within ten days of employment by the Firm;

3.	Any time there have been amendments to the Code; and

4.	Annually, within 45 days of calendar year end.
23 | Code of Ethics

Procedures

The CCO is responsible for providing the Code and all amendments to the Code to Covered Persons and obtaining all required acknowledgements.

Section 10: Form ADV Disclosure

Relevant Exhibits

None

The Firm will describe the key provisions of its Code of Ethics in Form ADV Part 2 (or equivalent brochure). The disclosure will state that the Firm will provide a copy of its Code of Ethics to any client or prospective client upon request. The CCO will approve the initial ADV disclosure relating to the Code and any amendments.

The CCO or designated person will make a record of all requests and the date and to whom the Code was delivered.

Section 11: Violations and Sanctions

Relevant Exhibits

None

Reports of Violations

All Covered Persons are required to report any actual or apparent violations of the Firm’s Code of Ethics promptly to the CCO. If the CCO is unavailable or is involved in the violation the Covered Person is required to report the violation to the head of the Firm. To the extent possible and permitted by law, such reports will remain confidential.

Sanctions

The Firm will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.
24 | Code of Ethics

Section 12: Compliance Oversight

Relevant Exhibits

None

The CCO’s responsibilities include the following:

1.	Create and maintain a list of all Covered Persons;

2.	Monitor personal securities transactions, brokerage statements, and/or the clients’ securities transactions for unusual trading patterns and reporting;

3.	Communicate Code policies to employees upon hiring and during compliance meetings;

4.	Require Covered Persons to read this Code and obtain required acknowledgments;

5.	Monitor requests for a copy of the Firm’s Code and subsequent delivery;

6.	Review and revise the Code for adequacy and effectiveness at least annually;

7.	Review and revise the Code of Ethics as necessary;

8.	Review and revise Form ADV disclosure of the Code;

9.	Report material Code violations and sanctions to the Board of Directors, (as applicable), periodically;

10.	Implement measures to prevent dissemination of material non-public information, when it has been determined that an employee has obtained such information, and add the security to the Firm’s restricted list, (as applicable), thereby restricting officers, directors and employees from trading the securities for themselves or clients;

11.	Document all Code violations or apparent violations promptly upon discovery and take appropriate action as necessary; and

12.	Determine disciplinary action against any Covered Persons.

Section 13: Recordkeeping

Relevant Exhibits

None

The CCO will ensure that the following books and records are maintained in electronic or hard copy form for at least five years, two years in an easily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;
25 | Code of Ethics

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Covered Person; (These records must be kept for five years after the individual ceases to be a Covered Person of the Firm.)

4.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

5.	A list of the names of persons who are currently, or within the past five years were Covered Persons of the Firm; and

6.	As applicable, record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in IPO’s or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.
26 | Code of Ethics

Exhibits

27 | Code of Ethics

Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire

All Employees will receive a copy of the Firm’s Code of Ethics and will be required to submit to the Chief Compliance Officer written acknowledgement of receipt within 10 days of becoming a Employee, within 45 days of calendar year-end, or any time amendments have been made to the Code of Ethics.

Today’s Date:

Employee Name:

Employee Title:

☐Initial
☐Annual
☐Amended

1.	Acknowledgement

a.	I have received and read the Code of Ethics and understand that:
i.	The Personal Securities Reporting and Preclearance provisions apply to me and to all accounts in which I have any direct or indirect beneficial ownership interest, including accounts held by (or for the benefit of ) my spouse or any children or relatives who may share my home.

b.	I have and will comply with all provisions of the Code of Ethics, including:
i.	Outside Business Activities Preclearance and Reporting
ii.	Gifts and Entertainment Reporting
iii.	Political Contribution Preclearance and Reporting
iv.	Confidentiality and Privacy Policy
v.	Insider Trading

c.	I understand that I may be subject to sanctions up to and including termination of my employment with the Firm for violations of the Code of Ethics.

d.	I have reviewed, understand and agree to comply with all of our Firm’s current policies and procedures regarding personal securities trading and insider trading activities.
28 | Code of Ethics

2.	Personal Securities Reporting – Accounts and Holdings:

The Firm’s policy and SEC regulations require that each Covered Person report within 10 days of becoming a Covered Person, or within 45 days of each calendar year-end, the following:
a.	Name and relationship of everyone in your household (spouse, children, and others you support):

Name	Relationship

b.	List all Covered Accounts[1] in which you have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with which you maintain a Covered Account.

Firm	Address	Account #

c.	I am a new employee and have requested duplicate confirmations and statements to be sent to the Firm’s compliance officer for all Covered Accounts.
      ☐Yes       ☐No         ☐ N/A

d.	Do you own any interests in any securities or other investments not included on your brokerage statements, e.g. private placements, limited partnerships, etc. (non-custodied securities)?
☐Yes ☐No If Yes, describe

e.	Do you have any ownership interest (at least 5%) in other entities (public or non-public) not included on brokerage statements?
☐Yes ☐No If Yes, describe

f.	I have provided a listing of current holdings for the brokerage accounts maintained in my name and for all household and immediate family members.
      ☐Yes         ☐No

3.	Outside Business Activities:

a.	Do you have any Outside Business Activities?
      ☐Yes         ☐No

1 Employees are required to submit reports on all securities in all Covered Accounts.
29 | Code of Ethics

Include any other business either as a proprietor, partner, officer, director, employee, trustee, and agent or otherwise. Include non-investment-related activity including any charitable, civic, religious or fraternal activity that is recognized as tax exempt.

If Yes, describe:
i.
ii.
iii.
iv.
v.
vi.
Continue on back or separate sheet, as needed.

b.	Do you serve as a director, officer, trustee, member, partner, or in any other capacity for any other entity (other than as described above)?
☐Yes ☐No If Yes, describe

c.	I have received pre-approval for any and all Outside Business Activities listed above: ☐Yes ☐ No

4.	Social Network Certification:

I am utilizing a social network site and am representing myself as a professional in the advisory services industry and/or an associate of the Firm to network, prospect, market or affiliate with the public:

☐Yes ☐ No

Listed below and attached (or submitted via separate email) are all sources of professional social media or internet representative advertising in which I am aware and involved:

I understand that all client’s opinions and/or comments on this listing are considered testimonials and therefore I regularly review for and immediately remove these submissions. I understand that posting comments and writings on these sites are advertising and therefore I am aware all such submissions by me require pre-approval prior to posting.

☐Yes ☐ No
30 | Code of Ethics

5.	Email Policy Certifications:

The Firm relies upon its personnel to provide services to its clients in a manner that is consistent with the Advisers Act, the Rules, and Firm policies and procedures. The Firm is required to retain originals of all written communications received and copies of all written communications sent relating to:
•	Any recommendation made or proposed to be made and any advice given or proposed to be given
•	Any receipt, disbursement or delivery of funds or securities; or
•	The placing or execution of any order to purchase or sell any security

The SEC and the SEC staff have construed “written communications” to include email and other electronic communications. While the Firm is not specifically required to retain email correspondence (or any other form of electronic communication), any email or electronic communication that contains a required record, must be retained

I acknowledge the requirement to provide the Chief Compliance Officer a copy of any written communication with regards to the regulatory requirements described above. I certify that I am not actively using a Firm email address nor am I sending any written communications subject to the obligations described above. If I create any form of communication that would meet this obligation, I will immediately contact the Chief Compliance Officer and supply appropriate originals for books and record retention.

I have not produced any written communication subject to retention and have reported any violation to the policy to the Chief Compliance Officer immediately.

6.	Gifts and Entertainment:

Pursuant to the Firm’s Code of Ethics, employees are required to report gifts and entertainment with value in excess of $100 per item.

I have given or received reportable gifts and entertainment within the past quarter: Yes  No
☐Yes ☐ No

If Yes, description and value of gift or entertainment:

The Firm’s Chief Compliance Officer is available to assist employees in interpreting any Firm policies and procedures.
31| Code of Ethics

Accepted and Agreed:

I certify that this information is complete and accurate.

Employee Signature:	Date:

Chief Compliance Officer:	Date:

Comments:
32 | Code of Ethics

7.	Political Contributions
(TO BE COMPLETED BY NEW EMPLOYEES ONLY)

SEC Rule 206(4)-5 prohibits investment advisers from engaging in investment advisory services business with a government entity when Political Contributions have been made directly or indirectly to certain officials of that entity by the Firm, its Political Action Committee (PAC), as applicable, or a Covered Person. This rule applies to Political Contributions made by existing employees who have been designated as a Covered Person, and to anyone functioning as a Covered Person regardless of whether they have been so designated, as well as to new hires or transferees for positions designated as Employees.

Given the impact a Political Contribution could have on the Firm’s business, you must complete the attached form prior to being hired to act in a Covered Person position. The form requires the disclosure of all applicable Political Contributions for the past two years, from the date you complete the form.
Any Political Contributions disclosed will be kept strictly confidential and will only be used for purposes of Rule 206(4)-5 compliance and legally required recordkeeping.

Who must report:

1.	All employees at the adoption of this Code.

2.	All New employees within 20 days of hire.

What must be reported:

1.	Any Contribution to a state or local official or candidate’s campaign, or to any state or local political party committee, political committee (e.g., a PAC) or any other political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code. This includes Contributions to a federal candidate who is a state or local official at the time of the Contribution (e.g., a Governor running for U.S. Senate).

2.	Any PAC that you control (other than the Firm’s Federal-Only PAC), and Contributions to persons or entities described in (1) that were made by such PAC.

3.	Any Contribution to candidates/or federal office who are state or local officials at the time of the Contribution.

 Do not report under 1, 2 or 3:

•	Contributions to candidates for federal office who are not state or local officials at the time of the Contribution; and
33 | Code of Ethics

•	Contributions to Federal-Only PAC established by the Firm, which only makes Contributions to Federal incumbents or candidates for Federal office who do not hold State or local office at the time of the Contribution.

Definitions:
Contribution - any gift, subscription, loan, advance, or deposit of money or anything of value made: (i) for the purposes of influencing any election for federal, state or local office; (ii) for payment of debt incurred in connection with any such election; or (iii) for transition or inaugural expenses incurred by the successful candidate for state or local office. This includes not only monetary Contributions (such as a Contribution check) but also in-kind Contributions (such as payment for services or use of individual’s resources to benefit a campaign or committee).

Questions regarding completion of this form should be directed to the CCO. Include Contributions made to state or local officials or candidates, or state/local political parties or Political Action Committees (“PACs”) for the previous two years from today’s date of:   /   /      . (Enter Today’s Date)

Check here ❑ if no Contributions were made during the review period.

Contributions to Officials, Political Candidates, or to PACs or state/local Political Parties that were earmarked for a specific official or candidate
Recipient of the Contribution (candidate, officeholder)	Amount (and form if other than cash or check)	Date of Contribution	Political Office Held by Candidate at time of Contribution (if any)	Office (mayor, governor, etc.) for which Candidate was running	Political Subdivision (city, county, state, federal)	Type of election (primary, general, runoff)

Contributions to State / Local Political Parties or PACs
Name of Recipient Political Party or Political Action Committee				Amount (and form if other than cash or check)	Date of Contribution

Name of any PAC that you control, and Contributions made by the PAC to Officials, Political Candidates, Political Parties or PACs
34 | Code of Ethics

Name of the PAC you control and the Recipient official, candidate, political party or PAC	Amount(and form if other than cash or check)	Date of Contribution

If a Contribution was to a candidate or party committee, were you entitled to vote for the candidate or in the jurisdiction covered by the party committee?                                  ❑ Yes   ❑ No   ❑ N/A

I certify that this information is complete and accurate.

Accepted and Agreed:

Employee Signature:	Date:

Chief Compliance Officer:	Date:

Comments:
35 | Code of Ethics

Exhibit B – Quarterly Code of Ethics Reports

Employee Name

Reporting for Quarter	☐	1: Jan-Mar
	☐	2: Apr-Jun
	☐	3: Jul-Sep
	☐	4: Oct-Dec

1.	Personal Securities Transactions Reporting

The Firm’s Code of Ethics and SEC regulations require that each Covered Person report within 30 days of the end of each calendar quarter any personal securities transactions in any securities accounts of the Covered Person or any immediate family or household members in which the person has a beneficial interest. Please complete and return to a member of the Firm’s Compliance Team within 30 days of each quarter’s end.

Transactions do not need to be reported for:
a.	Any account in which the Covered Person has no direct or indirect influence or control;
b.	U.S. Treasury or government securities;
c.	Bank certificates of deposit, bankers’ acceptances, commercial paper and high quality, short-term debt instruments;
d.	Unaffiliated and affiliated open-end mutual funds, including money market funds;
e.	Unaffiliated and affiliated variable annuities;
f.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates; and
g.	Securities held in college savings plans (529 Plans).

☐Yes, I have had personal securities transactions within the past quarter as reported on: (Check those that apply)

☐	The attached page or monthly brokerage statements
☐	Confirmations/Statements sent directly by my broker/dealer
☐	The attached report

☐No, I have had no personal securities transactions in the reporting quarter noted above.

Comments/Exceptions:

2.	Political Contributions Certification

Employees must certify as to items (1), (2) and (3) below.
I certify that in the three-month period ending on___________________:
36 | Code of Ethics

1.	Choose either Yes or No:

The Firm’s policies prohibit Employees from making any political Contribution for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business. Furthermore, the Firm’s policies prohibit Employees from directing, suggesting or soliciting any other person to make any political Contribution, or coordinated any political Contributions, for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business.
I certify that I have complied with these policies: ❑Yes       ❑No
2.	Choose either Yes or No:

❑	Yes, I have coordinated or solicited a political Contribution on behalf of a state or local official or candidate for state or local office, or a state or local political party as described below:

Date of Contribution	Date of Pre-Clearance	Candidate/Party	Election	Amount

❑	No, I have not coordinated or solicited a political Contribution on behalf of a state or local official or candidate for state or local office, or a state or local political party.

3.	Choose either Yes or No:

❑	Yes, I have made (or directed to be made) the following Contributions to state or local officials or candidates for state or local office:

Date of Contribution	Date of Pre-Clearance	Candidate/Party	Election	Amount

❑	No, I have not made (or directed to be made) any political Contribution to a state or local official or to a candidate for state or local office.

Accepted and Agreed:

I certify that this information is complete and accurate.

Employee Signature:	Date:

Chief Compliance Officer:	Date:

37 | Capital Advisors, Inc. – Code of Ethics

Exhibit C – Pre–Clearance Request Form

TO:     Chief Compliance Officer

Pursuant to the Firm’s Code of Ethics, I request clearance for the following proposed transactions I am required to obtain the prior written approval the CCO before, directly or indirectly, acquiring or disposing of beneficial ownership of an Initial Public Offering (IPOs) and Private Placements (Limited Offerings).

Type and Amount of Security	Purchase or Sale

I understand that:

1.	The CCO may reject any trade request in their sole discretion, and no reason need be given for such rejection.

2.	The Pre – Clearance will be valid for one trading day for market orders and limit orders.

3.	This clearance may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Security arises and, in the reasonable judgment of the Firm, the completion of my trade would be inadvisable.

Covered Person	Print or Type Name

Signature		Date

Approval:

Compliance Review	Print or Type Name

Signature		Date

38 | Capital Advisors, Inc. – Code of Ethics

Exhibit D – Outside Business Pre-Approval  Form

I request approval for the following Outside Business Activity:

Include any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise. Also include non investment-related activity including any charitable, civic, religious or fraternal activity that is recognized as tax exempt.

1.	The name of the other business:

2.	Is the business is investment-related?

3.	The address of the other business:

4.	The nature of the other business:

5.	Your position, title, or relationship with the other business:

6.	The start date of your relationship:

7.	The approximate number of hours/month you devote to the other business:

8.	The number of hours you devote to the other business during securities trading hours:

9.	Briefly describe your duties relating to the other business:

10.	Will compensation[2] be received from another employer[3]?

☐ Yes    ☐ No

a. In what form

Accepted and Agreed:

Covered Person	Print or Type Name

Signature		Date

Compliance Review	Print or Type Name

Signature		Date

Comments:

2 Compensation is defined as, but not limited to, commissions, selling fees, salaries, compensation paid directly or indirectly, finder’s fees, participation in profits, partnership distributions or expense reimbursement.

3 Employer is defined as any corporation, partnership, or franchise relationship, or indirect business activity through a general agent, independent contractor, or sales representative.

39 | Capital Advisors, Inc. – Code of Ethics

Exhibit E – Political Contribution / Pre-Approval  Request

Name:

Home Address:

City, County, State, Zip Code:

NOTE: Approval will be automatic for: (1) personal political Contributions to candidates for Federal office who are not State or local officials at the time of the Contribution.

Check at least one of the following:

I am requesting approval to make a Political Contribution. (Complete Attachment 1)
I am requesting approval to volunteer for a Campaign. (Complete Attachment 2)
I am requesting approval to Coordinate or Solicit Contributions, including Fundraising (Complete Attachment 2)

Note:  Covered Persons are prohibited from establishing, controlling, contributing to or otherwise being involved with a Political Action Committee (PAC) other than a Federal PAC, established by the Firm, without receiving pre-approval.

By signing below, I certify that the political Contribution or activity described in the attached is accurate, and the proposed Contribution or activity is not made to influence or induce the obtaining or retaining of investment advisory services business for the Firm.

Covered Person	Print or Type Name

Signature		Date

Compliance Review	Print or Type Name

Signature		Date

Comments:

Attachment 1 or Attachment 2 must accompany this form

39 | Capital Advisors, Inc. – Code of Ethics

Attachment 1
Description of Political Contribution

Proposed Amount of Contribution: $_____________Payable to:
If Contribution is in-kind or other than cash or check, indicate its nature:

List previous Contributions to this Candidate/Political Organization (Dates and Amounts):

Is the Contribution to be made by a PAC?
If yes, provide name/type/jurisdiction of PAC

If Contribution is to a Candidate, Officeholder, or Campaign, Provide the Information Below:

Name of Candidate/Officeholder:

Are You Entitled To Vote for This Candidate/Officeholder: Yes_________No _______

Date of Election:

Type of Election (Primary, General, Special or Run-off):

Office Candidate/Officeholder Seeks:

Jurisdiction of Office Sought (City, County, State, Federal):

Office Candidate/Officeholder Currently Holds, if any:

Jurisdiction of Office Candidate/Officeholder Currently Holds (City, County, State, Federal):

If Contribution is to a Political Organization (such as a Political Party or PAC), Provide the Information Below:

Name of Organization:

Type of Organization: Political Party:________PAC: _________ Other:____________(Describe)

Jurisdiction Covered by Organization (City, County, State, Federal):

If Recipient is a Political Party, Are You Entitled to Vote in the Above Jurisdiction: Yes__________No __________
40 | Capital Advisors, Inc. – Code of Ethics

Attachment 2

Description of Volunteer Activity/Solicitation or Coordination of Contributions, or Fundraising

Part I

Name of Beneficiary (Officeholder, Candidate, Campaign, Political Party, Political Organization Benefiting from Volunteer Activity, or Soliciting or Coordinating Contributions or Fundraising):

Type of Beneficiary (Check One):

Candidate/Officeholder/Campaign ________
Political Party_________
PAC_______
Other_______(describe)

Office Candidate Seeks and Jurisdiction, if applicable:

Office Candidate Currently Holds, if any, and Jurisdiction:

Part II

(1) Describe Nature of Activity:

(2) How Many Hours Do You Expect to Devote to Activity?

(3) Will You Engage In Volunteer Activity During Working Hours?
Yes _____ No _____

If Yes, how many hours?

(4) Will You Use Company Resources (Such As Office Space, Personnel, Equipment, Phones, Copiers or Computer)?
Yes _____ No _____

If Yes, describe in detail:

(5) Will You Make Expenditures From Personal Funds in Connection With Activity?
Yes _____ No _____

If Yes, describe in detail:
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(Please note that such personal expenditures may be a political Contribution requiring a separate Pre-Approval request to be submitted on Attachment 1.)

(6) Will Activity Involve Soliciting or Coordinating Contributions, or Fundraising?
Yes _____ No _____

If Yes, describe in detail:

(7) If Recipient is a Candidate’s Campaign, Provide Additional Information Below:

Type of Election (e.g., Primary, General, Special or Run-off):

Date of Election:

43 | Capital Advisors, Inc. – Code of Ethics

Exhibit F – Advisers Series Trust Code of Ethics

ADVISORS SERIES TRUST

CODE OF ETHICS

REVISED JUNE 2012
44 | Capital Advisors, Inc. – Code of Ethics

ADVISORS SERIES TRUST
Code of Ethics
Revised June 2012

1.	BACKGROUND

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), requires Advisors Series Trust (the “Trust”), as a registered investment company, to adopt a written Code of Ethics containing provisions reasonably necessary to prevent its “Access Persons” (as defined in Section 2 and Appendix 1 below) from engaging in any unlawful actions prohibited by the Rule. The Rule also requires investment advisers to and principal underwriters for (each a “Fund Organization”) of the Trust to adopt a written Code of Ethics. The Code of Ethics for the Trust and each Fund Organization and any material changes to these codes must be approved by the Board of Trustees of the Trust (the “Board”). In addition, the Trust and each Fund Organization must report to the Board any material compliance violations to these codes within 30 days after the end of each calendar quarter. The Board may only approve a Code of Ethics or a material change to a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent Access Persons from engaging in fraudulent activities as described in Section 3 below. In addition, certain key “Investment Personnel” (as defined in Section 2 and Appendix 1 below) of the Trust or a Fund Organization are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”).

2.	KEY DEFINITIONS

For other definitions, see Appendix 1.

The term “Access Person” is defined to include: (i) any director/trustee, officer, general partner or Investment Personnel of the Trust or of an investment adviser to the Trust; (ii) any Investment Personnel of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund and (iii) any director, officer, or general partner of a principal underwriter who has knowledge of the investment activities of a series of the Trust. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and shall maintain a list of all Access Persons (see Appendix 2).

The term “Investment Personnel” is defined to include (i) any employee of the Trust or of an investment adviser to the Trust (or of any company in a control relationship to the Trust, a Fund or investment adviser) who regularly participates in making recommendations regarding the purchase or sale of securities of a Fund; and (ii) any natural person who controls the Trust or an investment adviser to the Trust who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and shall maintain a list of all Investment Personnel, (see Appendix 2). Investment Personnel are also Access Persons.

The term “Reportable Fund” for a particular Access Person, means (i) any Fund that is a series of the Trust; (ii) any mutual fund for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (including any sub-adviser); or (iii) any mutual fund whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

3.	GENERAL PROHIBITIONS UNDER THE RULE

The Rule prohibits fraudulent activities by affiliated persons of the Trust or Fund Organization. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud a Fund;
45 | Capital Advisors, Inc. – Code of Ethics

(b)	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	engage in any manipulative practice with respect to a Fund.

4.	COMPLIANCE OFFICERS

In order to meet the requirements of the Rule, the Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”). The officers of the Trust will appoint a compliance officer for each Fund Organization and for the Trust (each a “Fund Compliance Officer”) to receive and review Reports delivered to a Fund Compliance Officer in accordance with Section 5 below. The Fund Compliance Officer of the Trust will report to the Board any material violations of the Code of Ethics in accordance with Section 7 below.

5.	ACCESS PERSON REPORTS

All Access Persons are required to submit the following reports to the Fund Compliance Officer for themselves and any immediate family member residing at the same address. In lieu of providing the Reports, an Access Person may submit brokerage statements or transaction confirmations that contain duplicate information. The Access Person should arrange to have brokerage statements and transaction confirmations sent directly to the Fund Compliance Officer (see Appendix 3 for the form of an Authorization Letter):

(a)	Initial Holdings Report. Within ten days of becoming an Access Person (and the information must be current as of no more than 45 days prior to becoming an Access Person), each Access Person must submit a signed report containing the following information:

(1)	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares or principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person, the account number; and

(3)	The date the report is submitted by the Access Person.

A form of the Initial Holdings Report is attached as Appendix 4.

(b)	Quarterly Transaction Reports. Within thirty days of the end of each calendar quarter, each Access Person must submit a signed report containing the following information:

(1)	With respect to any transaction during the quarter in a Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership:

(i)	The date of the transaction, the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares or the principal amount of each Covered Security and/or Reportable Fund involved;

(ii)	The nature of the transaction (i.e., purchase, sale, vesting, etc.);
46 | Capital Advisors, Inc. – Code of Ethics

(iii)	The price of the Covered Security and/or Reportable Fund at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.
(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account, the account number;

(ii)	The date the account was established; and

(iii)	the date that the report is submitted by the Access Person.

A form of the Quarterly Transaction Report is attached as Appendix 5.

(c)	Annual Holdings Reports. Within forty-five days of the end of each calendar year, the Access Person must submit a signed report containing the following information (and the information must be current as of no more than 45 days prior to the date of the report):

(1)	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares or the principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person, the account number; and

(3)	The date the report is submitted by the Access Person.

A form of the Annual Holdings Report is attached as Appendix 4.

6.	EXCEPTIONS TO REPORTING REQUIREMENTS

(a)	Principal Underwriter. An Access Person of a Fund’s principal underwriter is not required to make any Reports under Section 5 above if the principal underwriter:
(1)	is not an affiliated person of the Trust or any investment adviser to a Fund except as a result of being the principal underwriter of a Fund in the Trust; and

(2)	has no officer, director or general partner who serves as an officer, director or general partner of the Trust or of any investment adviser to a Fund.

(b)	Independent Trustee. A trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (an “Independent Trustee”) is not required to:

(1)	file an Initial Holdings Report or Annual Holdings Report; and

(2)
file a Quarterly Transaction Report, unless the Independent Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during a 15 day period immediately before or after his or her transaction in a Covered Security or a Fund, that a Fund purchased or sold the Covered Security, or that a Fund or its investment adviser considered purchasing or selling the Covered Security.

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7.	ADMINISTRATION OF THE CODE OF ETHICS--REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

(a)	The Trust and each Fund Organization must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

(b)	On an annual basis, each Fund Compliance Officer shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood.

(c)	Each Fund Compliance Officer shall compare their respective Reports with completed and contemplated portfolio transactions of the applicable Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred. No Access Person shall review his or her own Report(s). The Fund Compliance Officer shall appoint an alternate to review his or her own Reports if the Fund Compliance Officer is also an Access Person.

(d)	On an annual basis, each Fund Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Trust’s Chief Compliance Officer for review by the Board.

(e)	On an annual basis, the Trust and each Fund Organization shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

8.	COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

9.	PROHIBITED TRADING PRACTICES

(a)	No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such action would violate any provision of section 3 of this Code and such security to his or her actual knowledge at the time of such purchase or sale:

(ii)	is being considered for purchase or sale by a Fund; or
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(iii)	is in the process of being purchased or sold by a Fund (except that an Access Person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization).

(b)	Investment Personnel must obtain approval from the Fund Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(c)	No Access Person may trade ahead of a Fund -- a practice known as “frontrunning.”

10.	SANCTIONS

As to any material violation of this Code of Ethics, the Trust and each Fund Organization shall adopt trading policies and procedures that provide for sanctions of the Access Persons. Such sanctions may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and/or (3) termination from employment.

The Board may also impose sanctions as it deems appropriate, including sanctions against the Trust or Fund Organization or the Fund Compliance Officer for failure to adequately supervise its Access Persons.

11.	RECORD RETENTION

All Trust records shall be maintained in accordance with Rule 17j-1(f) under the Investment Company Act. Rule 17j-1(f) mandates the following record keeping requirements:

●	A copy of each Trust Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

●	A record of any violation of the Trust’s Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years;

●	A copy of each report made by an Access Person, as required by the Trust’s Code of Ethics, must be maintained for at least five years, the first two years in an easily accessible place;

●	A record of all persons, currently or within the past five years, who are or were required to make reports under the Trust’s Code of Ethics, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

●	A copy of each report required by section 7(d) and section 7(e) of the Trust’s Code of Ethics must be maintained for at least five years, the first two years in an easily accessible place; and

●	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of the securities described in section 9(b) of the Trust’s Code of Ethics, for at least five years after the end of the year in which the approval is granted.

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ACKNOWLEDGED AND AGREED:

I have read, and I understand the terms of, this Code of Ethics.

By:

Name:

Title:

Trust or Fund Organization:

Date:

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Appendix 1
Definitions

Access Person (See Section 2 of the Code of Ethics –“Key Definitions”)	(ii)	Any director/trustee, officer, general partner or Investment Personnel of the Trust or of an investment adviser to the Trust;
	(iii)	Any Investment Personnel of an investment adviser to the Trust who has access to
	(iv)	nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund; and
	(v)	Any director, officer, or general partner of a principal underwriter who has knowledge of the investment activities of a series of the Trust.
(iv)
Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Advisory Person	(i)
Any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

(ii)
Any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Considered for purchase or sale
A Security is being “considered for purchase or sale” if the Adviser has placed it on a restricted list (or in a similarly designated grouping) or within the last 15 calendar days has presented the Security to its investment committee (or similarly designated portfolio manager(s)) for consideration of purchase or sale.

Control	The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Security
Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds. Covered Security does not include a Reportable Fund that is a component of a fund of funds. Additionally, Covered Security does not include a security issued by an affiliate of a Fund if the Fund is prohibited from investing in the affiliate’s security.

Fund	A series of the Trust.

Immediate Family Member
Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationships).

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Initial Public Offering (IPO)
An offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Investment Personnel (See Section 2 of the Code of Ethics –“Key Definitions”)	(i)
Any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and

(ii)
Any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering	An offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security	Includes, among other things, the writing of an option to purchase or sell a Covered Security.

Reportable Fund (See Section 2 of the Code of Ethics –“Key Definitions”)	Includes, for a particular Access Person,
(i) any Fund that is a series of the Trust,
(ii)
any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (including any sub-adviser) (as defined in Section 2(a)(20) of the Investment Company Act); or

(iii)
any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

Security
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Transaction
A transaction includes any type of acquisition or disposition of a Covered Security and/or Reportable Fund. This includes contributions (including employer matching contributions) to any form of pension; profit sharing; 401(k); or IRA that is invested in a Covered Security and/or Reportable Fund. It also includes the vesting of options and/or restricted stock with respect to a Covered Security and/or Reportable Fund as well as any dispositions associated with the vesting process.

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Appendix 2
List of Access Persons and Investment Personnel

Name	Title	Acknowledgement of Receipt of Code of Ethics	Is this Person also an Investment Personnel?
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Appendix 3
Form of Authorization Letter

Date

Name of Broker
Address

Re:	Brokerage Statements of [name of employee]

Ladies and Gentlemen:

The above referenced person is an employee of [name of Trust or Fund Organization]. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:

[Compliance Officer]
[Trust or Fund Organization]
[Address]

Should you have any questions, please contact the undersigned at [number].

Very truly yours,

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:
Name:
SSN:
Account Number:

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Appendix 4
Initial Holdings Report & Annual Holdings Report
(Complete Initial Report within ten days of becoming an Access Person)
(Complete Annual Report within forty-five days of each calendar year end)
 (Information to be current with 45 days of date of Report)
Date: _____________________________

Note: In lieu of this Report, you may submit duplicate copies of your brokerage statements

1.	HOLDINGS

Name and Type of Covered Security or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	BROKERAGE ACCOUNTS

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Name:

Signature:

Date:

Reviewed:
(compliance officer signature)

Date:

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Appendix 5
Quarterly Transaction Report
(Complete within thirty days of the quarter-end)
Date: _____________________________

Note: In lieu of this Report, you may submit duplicate copies of your brokerage statements

1.	TRANSACTIONS

Date of Transaction	Name of Covered Security, including Interest Rate and Maturity Date, or Reportable Fund	Ticker Symbol or CUSIP	Broker	Number of Shares or Principal Amount	Nature of Transaction (i.e., buy, sale)	Price per Share

2.	BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Name:

Signature:

Date:

Reviewed:
(compliance officer signature)

Date:

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Exhibit G – Definitions

Access Person includes any Supervised Person who:

1.
Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

2.	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, Officers, and partners are presumed to be Access Persons. (However, certain directors of the Firm may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.)

Advisory Person means:

1.
Any Supervised Person of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client of the Adviser with regard to the purchase or sale of a security.

Beneficial Ownership has the same meaning as that term is defined in Rule 16a–1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Client or Client Account means any Fund advised by the Adviser, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the mutual fund or as a member, partner or shareholder of any private investment funds advised by the Adviser).

Control is the power to exercise a controlling influence over the management or policies of a Firm, unless such power is solely the result of an official position with such Firm. Ownership of 25% or more of a Firm’s outstanding voting security is presumed to give the holder control over the Firm.  (Investment Company Act Section 2(a) (9)).
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Covered Account is generally any account in the name of the Firm or an Access Person or in which the Firm or Access Person:

1.	Has any direct or indirect beneficial ownership interest; and

2.	Exercises control or influence; and/or

3.	An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).

A Covered Account excludes any such account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Covered Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Firm or its affiliates; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates. .

Fund means an investment company registered under the Investment Company Act.

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended.

Investment Company Act means the Investment Company Act of 1940, as amended.

Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

1.	Spouse;

2.	Minor children; and

3.	A relative who shares his or her home,
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Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.
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